Exhibit 99.1

News Release

Contact:
Linda McNeill
Investor Relations
(713)267-7622

Bristow Group Announces Expiration of Tender Offer

and Consent Solicitation for Any and All of Its

Outstanding 7 1/2% Senior Notes Due 2017

HOUSTON, October 26, 2012 — Bristow Group Inc. (NYSE:BRS), the leading provider of helicopter services to the worldwide offshore energy industry, announced today the expiration and final results of the tender offer and consent solicitation (the “Tender Offer and Consent Solicitation”), commenced on September 27, 2012, to purchase any and all of its outstanding 7 1/2% Senior Notes Due 2017 (the “Notes”). The Tender Offer expired on October 25, 2012, at 11:59 p.m., New York City time (the “Expiration Date”).

On Friday, October 12, 2012 (the “Initial Settlement Date”), Bristow made a payment in cash for all Notes tendered prior to 5:00 p.m., New York City Time, on October 11, 2012 (the “Consent Expiration”). As of the Consent Expiration, Bristow had received tenders and consents in respect of $337,932,000 aggregate principal amount of Notes, all of which were accepted for payment. The holders of the accepted Notes received $1,041.50, payable in cash, for each $1,000 principal amount of Notes, which included a consent payment of $30 per $1,000 of Notes, plus accrued and unpaid interest up to, but not including, the Initial Settlement Date.

Between the Consent Expiration and the Expiration Date, Bristow received tenders in respect of $200,000 aggregate principal amount of Notes, all of which were accepted for payment. A total of $11,868,000 aggregate principal amount of Notes remains outstanding.

Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) and (212) 538-7249 (collect). Requests for documents relating to the Tender Offer and Consent Solicitation may be obtained from the Tender and Information Agent for the offer, D.F. King & Co., Inc., at (800) 967-4607 (toll-free).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the Notes.

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Canada, Russia and Trinidad. For more information, visit Bristow’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements reflect our views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include statements discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year-ended March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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